UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2015

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7475 Lusk Boulevard, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 909-1800

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On January 12, 2015, NuVasive, Inc. (the “Company”) announced that Keith Valentine, the Company’s Chief Operating Officer, will step down from that role effective February 1, 2015. Mr. Valentine will remain with the Company as an Executive Officer to assist with the transition and serve as a special advisor to the Chief Executive Officer through April 30, 2015.

(c)    On January 12, 2015, Mr. Patrick Miles was appointed to serve as the Company’s President, Chief Operating Officer commencing February 1, 2015. Mr. Miles, age 49, has served as our President, Global Products & Services since October 2011, following his tenures as (i) our President, Americas from January 2010 to October 2011, (ii) our Executive Vice President of Product Marketing and Development from January 2007 to December 2009, (iii) our Senior Vice President of Marketing from December 2004 to January 2007, and (iv) our Vice President, Marketing from January 2001 to December 2004. Mr. Miles has over 20 years of experience in the orthopaedic industry. Mr. Miles has also served as Director of Marketing for ORATEC Interventions, Inc., a medical device company, and as a Director of Marketing for Minimally Invasive Systems and Cervical Spine Systems for Medtronic Sofamor Danek, as well as serving in several positions with Smith & Nephew plc. Mr. Miles received a B.S. in Finance from Mercer University.

Mr. Miles is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K that has not already been disclosed by the Company.

(e)    In connection with his retirement from the Company and pursuant to severance arrangements previously approved by the Compensation Committee and disclosed in our Annual Proxy statements, Mr. Valentine will receive 150% of the sum of his base salary and his most recently paid performance bonus (less standard deductions and withholdings), subject to his delivery of an effective release of claims against the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release issued by NuVasive, Inc. on January 12, 2015, announcing certain organizational changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

Date: January 12, 2015	By:	/s/ Jason Hannon
Jason Hannon
Executive Vice President & General Counsel

Exhibit Index

Exhibit Number	Description

99.1	Press release issued by NuVasive, Inc. on January 12, 2015, announcing certain organizational changes.